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ADAPTEC, INC.

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Steel Partners Derails Adaptec Board’s Plans to Consider Cash Dividend

Adaptec Urges Stockholders to Reject Minority Stockholder’s Imminent Plans to Take Control of Board by Signing the GOLD Consent Revocation Card

MILPITAS, Calif. – BUSINESS WIRE – Oct. 26, 2009 – Adaptec, Inc. (Nasdaq: ADPT), the global leader in I/O innovation, today commented on the efforts by Steel Partners II, a hedge fund and minority stockholder in Adaptec, to prevent the Adaptec Board from taking further steps toward the payment of a significant cash dividend to stockholders.

Steel publicly revealed its latest threat in its Oct. 22 news release, which stated: “Steel Partners warned that if the Legacy Directors attempt to take such action [to distribute cash], that each director would be held personally accountable for any diminution of stockholder value.” This public comment came within days of Steel’s Board representatives learning that Adaptec’s investment advisor would be making a presentation to the Board on the use of the company’s significant cash balances.

“Steel specifically stated that no action should be taken until after its consent solicitation is concluded. It appears clear to us that Steel took this position because it believes that, if it succeeds in its consent solicitation, it will control the Board and thus be able to block any distribution of cash,” said Joseph Kennedy, Chairman of Adaptec’s Board. “Adaptec stockholders should understand that Steel has demonstrated, once again, that Steel’s first step toward its secret plan appears to be to hoard Adaptec’s cash – and intimidate the majority of the Board into inaction – until it can gain control.”

Mr. Kennedy added, “We also remain troubled by the repeated breaches of Board confidentiality. The Steel designees serving on the Board have continued to share confidential Board materials with Steel, which has on several occasions issued news releases that quote portions of confidential Board deliberations utterly out of context.”

The Board majority urges stockholders to follow the recommendation of proxy advisor Glass, Lewis & Co. that they revoke consent for Steel’s proposals, and the Board majority urges stockholder to ignore the recommendations of Risk Metrics which, the company noted, did not take into consideration Steel’s failure to be forthright about its plans for the company and its cash. In its Oct. 9 report Glass, Lewis & Co. said it “is not convinced that Steel is the appropriate candidate to address the Company’s performance challenges. Given that the Steel Partners nominees have served on the Company’s board since December 2007, with seemingly little improvement in the Company’s operational performance, we see no reason to believe that their re-appointment to the Board …would have a more significant impact at this time.”

“The bottom line for stockholders is that they can choose between a Board majority and a CEO who have track records of objectively exploring all options to create value for stockholders – or they can choose a hedge fund with a dismal recent investment track record committed to its own strategy, whatever that may be,” Mr. Kennedy added. “Adaptec stockholders should reject Steel Partners’ continued attempts to win through intimidation, through breaches of Board confidentiality, and through its persistent procedural maneuvers that have crippled the process by which the Board majority has attempted to review all ways of delivering value to all stockholders,” he added.

Adaptec urges stockholders NOT to give consent or sign a white consent card. Instead, mark the “Yes, Revoke My Consent” boxes on the GOLD Consent Revocation card they should have already received and mail it immediately. Stockholders who have already have given consent on a white card may revoke it by signing, dating and mailing the GOLD Consent Revocation card immediately.

Stockholders have a voice and will be heard in the election of Directors at Adaptec’s Annual Meeting of Stockholders. Adaptec’s stockholder-friendly Bylaws provide for majority voting. Steel’s consent solicitation concerns the removal of Directors and Bylaw amendments that would give Steel Partners effective control of the Board and would eliminate the opportunity for stockholders to voice their opinions on the Board’s nominees through voting at the Annual Meeting.

If stockholders have any questions, or need assistance in revoking their consent, they may contact Georgeson at 1-800-223-2064 or at adaptecinfo@georgeson.com – or by facsimile at (212) 440-9009.

About Adaptec

Adaptec provides innovative data center I/O solutions that protect, accelerate, optimize, and condition data in today’s most demanding data center environments. Adaptec products are used in IT environments ranging from traditional enterprise environments to fast-growing, on-demand cloud computing data centers. The company’s products enable data center managers, channel partners and OEMs to deploy best-in-class storage solutions to meet their customers’ evolving IT and business requirements. Around the world, leading corporations, government organizations, and medium and small businesses trust Adaptec technology. More information is available at www.adaptec.com, on its blog, storageadvisors.adaptec.com, and at adaptec.com/facebook and twitter.com/Adaptec_Inc.

Source: Adaptec, Inc.

The Abernathy MacGregor Group (Media)

Tom Johnson, 212-371-5999

Ian Campbell and Jim Lucas, 213-630-6550

or

Georgeson (Investors)

800-223-2064

adaptecinfo@georgeson.com